Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of our report dated March 16, 2001 relating to the financial statements of Metaldyne Corporation, which appears in such Registration Statement. We also consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of our report dated March 16, 2001 relating to the financial statement schedules of Metaldyne Corporation (formerly known as MascoTech, Inc.), which appears in Metaldyne's 2000 Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the references to us under the headings "Experts" and "Selected Historical Financial Data" in such Amendment No. 1 to the Registration Statement.

/s/  PricewaterhouseCoopers LLP

Detroit, Michigan
April 24, 2001